Pricing Sheet No. 238 Registration Statement No. 333-131266 Dated March 15, 2007 Filed pursuant to Rule 433

GLOBAL MEDIUM-TERM NOTES, SERIES F Senior Fixed Rate Notes

Pricing Sheet – March 15, 2007

20% Reverse Exchangeable Securities Due March 24, 2008 Mandatorily Exchangeable for an Amount Payable in U.S. Dollars or for Shares of Common Stock of The Walt Disney Company (the “Securities”)

Issue Price :	$33.98 per Security (Par)

Aggregate Principal Amount:	$54,809,740

Interest Rate:	20% per annum

Interest Payment Dates:	The twenty-fourth calendar day of each month beginning April 24, 2007

Pricing Date:	March 15, 2007

Settlement Date:	March 22, 2007

Exchange Ratio:	0.83333 shares of the common stock of The Walt Disney Company (the “Disney Stock”) per Security

Exchange Price:	$40.776 per Security (120% of Issue Price)

Exchange Factor:	1.0, subject to adjustment for certain ordinary dividends, extraordinary dividends and corporate events relating to The Walt Disney Company

Base Dividend:	$0.31 per share of the Disney Stock per annum

Valuation Date:	March 19, 2008

Maturity Price:	The closing price of the Disney Stock on the Valuation Date times the Exchange Factor

Maturity Payoff:

At maturity, if the Maturity Price exceeds the Exchange Price, holders will receive Par per Security. Otherwise, holders will receive a number of shares equal to the product of the Exchange Ratio and the Exchange Factor per Security.

Listing:	None

Agent:	Morgan Stanley & Co. Incorporated

Agent’s Concession:	0.10% of the Issue Price per Security

CUSIP:	61750V360

But for the foregoing pricing terms, the terms of the Securities are similar in all material respects to the terms of the 20% Reverse Exchangeable Securities Due March 8, 2008, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars or for Shares of Common Stock of Google Inc. The pricing supplement relating to such securities may be accessed via the following link: Pricing Supplement No. 226 to Registration Statement No. 333-131266 dated February 28, 2007.

One or more of the issuer’s affiliates has agreed to purchase up to $4,808,170 of the Securities offered hereby and to hold such Securities for investment for a period of at least 60 calendar days.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by called toll-free 1-866-718-1649.

Prospectus Supplement, dated January 25, 2006
Prospectus, dated January 25, 2006